EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT






                        DIXIE SUBSIDIARY STOCK SUMMARY
                        DIXIE YARNS, INC. SUBSIDIARIES




                                                 STATE/COUNTRY
                                                      OF
    SUBSIDIARY                                   INCORPORATION


Dixie Exports, Inc.                              USVI

Carriage Industries, Inc.                        Georgia

Masland Carpets, Inc.                            Alabama

Candlewick - Ringgold, Inc.                      Tennessee

Candlewick - Lemoore, Inc.                       Tennessee

Candlewick - Roanoke/Tennessee, Inc.             Tennessee

Dixie Funding, Inc.                              Tennessee

T-C Threads, Inc.                                Tennessee

Threads of Puerto Rico, Inc.                     North Carolina